Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Ryan Gwillim
Vice President - Investor Relations
Phone:	847-735-4926

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Third Quarter Results
4.4% Growth in Revenue;
GAAP Diluted EPS of $0.88 and Diluted EPS, as adjusted, of $0.91;
2017 Guidance: Lowered Diluted EPS, as adjusted, Range to $3.85 to $3.87

METTAWA, Ill., Oct. 26, 2017 -- Brunswick Corporation (NYSE: BC) today reported results for the third quarter of 2017:

•	Consolidated net sales increased 4.4 percent versus third quarter 2016. Net sales for the Marine Engine segment increased by 7 percent.

•	On a GAAP basis, operating earnings decreased by 9 percent. Adjusted operating earnings were down 5 percent versus the prior period.

•	On a GAAP basis, diluted EPS of $0.88 decreased by $0.05 compared to the prior year. Diluted EPS, as adjusted, was $0.91, consistent with prior period.

“Our performance in the third quarter reflected continued successful execution of our growth strategy, including our focus on product innovation," said Brunswick Chairman and Chief Executive Officer Mark Schwabero. "Our third quarter revenues increased by 4.4 percent, reflecting strong growth in the outboard engine and aluminum outboard boat businesses, along with solid growth in our parts and accessories businesses. Overall demand in international marine markets remained strong, led by gains in Europe, Canada and Asia-Pacific, as well as improving conditions in other regions. Importantly, marine market data indicates a healthy global marketplace, which is consistent with our assumptions entering the year," Schwabero continued.

"We faced certain headwinds in the quarter which led to a decline in boat earnings," Schwabero continued. "As previously discussed on the second quarter call, we significantly lowered production in our large fiberglass sterndrive / inboard boat category as we meaningfully reduced pipelines from second quarter levels in response to weak retail demand over the last several quarters. In addition, during September, Hurricane Irma disrupted our Florida-based manufacturing operations.

"In our Fitness segment, results trailed our expectations, as we experienced a more challenging global market environment which affected both sales volumes and margins," Schwabero continued. "Despite these challenges, we continue to believe that the long-term fitness market fundamentals are solid and, given our emphasis on product leadership, operational excellence and technology development, we remain confident that we will be successful in the evolving fitness marketplace.

“Overall, our adjusted operating earnings decreased by 5 percent compared to the prior year quarter. Benefits from an improved effective tax rate and fewer shares outstanding resulted in diluted earnings per common share, as adjusted, being consistent with the prior year,” Schwabero concluded.

Third Quarter Results

For the third quarter of 2017, Brunswick reported net sales of $1,141.5 million, up from $1,093.0 million a year earlier. For the quarter, Brunswick reported operating earnings of $111.7 million, which included $6.8 million of restructuring, exit and integration charges. In the third quarter of 2016, Brunswick had operating earnings of $122.5 million, which included $2.4 million of restructuring, exit and integration charges.

For the third quarter of 2017, Brunswick reported net earnings of $79.0 million, or $0.88 per diluted share, compared with net earnings of $85.3 million, or $0.93 per diluted share, for the third quarter of 2016. Diluted EPS for the third quarter of 2017 included $0.04 per diluted share of restructuring, exit and integration charges and $0.01 per diluted share benefit from special tax items. The diluted EPS for the third quarter of 2016 included $0.02 per diluted share of restructuring, exit and integration charges and $0.04 per diluted share benefit from special tax items.

Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $402.6 million at the end of the third quarter, down $66.8 million from year-end 2016 levels. The reduction includes net cash provided by operating activities during the first nine months of the year of $255.1 million, which declined by $38.1 million versus the prior year. The decrease was the result of higher seasonal working capital usage during the year-to-date period.

In addition, net cash used for investing and financing activities of $295.6 million during the year-to-date period reduced cash and marketable securities balances at period end. Investing and financing activities during the year-to-date period included $153.4 million of capital expenditures, $120.0 million of common stock repurchases and $44.0 million of dividend payments, partially offset by $35.0 million of proceeds from the sales of marketable securities.

Marine Engine Segment

The Marine Engine segment, which manufactures and distributes marine propulsion systems and related parts and accessories, reported net sales of $669.2 million in the third quarter of 2017, up 7 percent from $625.7 million in the third quarter of 2016.

International sales, which represented 30 percent of total segment sales in the quarter, were up 14 percent compared to the prior year period. For the quarter, the Marine Engine segment reported operating earnings of $115.2 million. This compares with operating earnings of $109.5 million in the third quarter of 2016.

Sales increases in the quarter were led by the outboard engine business as well as solid growth from the parts and accessories businesses. The increase in operating earnings in the third quarter was primarily the result of higher net sales, improved cost efficiencies and favorable impacts from changes in foreign exchange rates, which were partially offset by the unfavorable impact from planned increases in growth investments in advance of new product introductions.

Boat Segment

The Boat segment, which manufactures and distributes recreational boats, reported net sales of $309.3 million for the third quarter of 2017, a slight increase from $307.0 million in the third quarter of 2016. International sales, which represented 22 percent of total segment sales in the quarter, increased by 8 percent compared to the prior year period. For the third quarter of 2017, the Boat segment reported operating earnings of $0.1 million. This compares with operating earnings of $6.8 million in the third quarter of 2016.

The Boat segment's revenue reflected strong growth in the aluminum outboard boat business, particularly in pontoon boats. As previously mentioned, sales within the large fiberglass sterndrive / inboard boat category declined in the quarter, and disruptions in production resulting from Hurricane Irma affected sales of products manufactured at the

Company's Florida-based operations, particularly the fiberglass outboard operations. The decrease in operating earnings resulted mostly from an unfavorable change in sales mix for the segment, resulting from the factors impacting sales comparisons, as well as manufacturing inefficiencies, including costs associated with the hurricane.

Fitness Segment

The Fitness segment designs, manufactures and sells strength and cardiovascular fitness equipment and active recreation products. Fitness segment sales in the third quarter of 2017 totaled $242.8 million, an increase of 2 percent from $237.6 million in the third quarter of 2016. International sales, which represented 47 percent of total segment sales in the quarter, decreased by 1 percent compared to the third quarter of 2016.

For the quarter, the Fitness segment reported operating earnings of $19.4 million, including restructuring, exit and integration charges of $6.8 million. This compares with operating earnings of $29.1 million in the third quarter of 2016, which included $2.4 million of restructuring, exit and integration charges.

The Fitness segment's revenue increases resulted from the ICG acquisition completed in 2016. Sales comparisons also reflected flat overall global market demand, with growth in sales to value-oriented clubs being offset by softness in sales to traditional clubs and other vertical markets. The decline in operating earnings resulted from lower margins, reflecting higher restructuring, exit and integration charges, more challenging competitive dynamics in certain international markets and unfavorable changes in sales mix, which more than offset benefits from acquisitions and cost reduction efforts.

2017 Outlook

"Despite unanticipated headwinds, 2017 is expected to be another year of strong revenue and earnings performance, along with excellent cash flow generation,” said Schwabero. “Our Marine Engine segment continues to perform as anticipated, and we expect our collective marine businesses to continue to generate solid top-line growth over the remainder of the year. We also plan for our Fitness segment to report fourth quarter sales growth consistent with third quarter growth. As a result, our consolidated plan reflects revenue growth rates in 2017 of approximately 7 percent for the year, with a slightly lower growth rate in the fourth quarter.

“For the full year, we anticipate a modest decrease in operating margins. Gross margin percentage will be down for the year, but not to the same degree as our year-to-date comparisons. Operating expenses are estimated to increase for full-year 2017, including continued investments in advance of planned new product introductions, but on a percentage of sales basis, are expected to be at lower levels than those of 2016. Additionally, for 2017, our expectation remains that we will generate positive free cash flow in excess of $250 million,” Schwabero said.

"We are lowering our guidance for the year to $3.85 to $3.87,” Schwabero continued. "This adjustment reflects our third quarter results, and our view that certain market headwinds faced in the third quarter in our fitness and large fiberglass sterndrive / inboard boat businesses will continue to impact the fourth quarter,” Schwabero said.

Use of Non-GAAP Financial Information
A reconciliation of GAAP to non-GAAP financial measures is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include pension settlement charges, restructuring, exit and integration costs, special tax items and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CDT, hosted by Mark D. Schwabero, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Ryan M. Gwillim, vice president - investor relations.

The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.

Security analysts and investors wishing to participate via telephone should call 888-771-4371 (passcode: Brunswick Q3). Callers outside of North America should call 847-585-4405 (passcode: Brunswick Q3) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight EDT Thursday, Nov. 2, 2017, by calling 888-843-7419 or international dial 630-652-3042 (passcode: 4567 5879#). The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: adverse general economic conditions, including reductions in consumer discretionary spending;

negative currency trends; our ability to complete and integrate targeted acquisitions; our ability to implement our strategic plan and growth initiatives; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; retaining our relationships with dealers, distributors and independent boat builders; credit and collections risks; retaining key customers; protecting our brands and intellectual property; absorbing fixed costs in production; managing expansion or consolidation of manufacturing facilities; meeting supply objectives; meeting pension funding obligations; managing our share repurchases; higher energy and fuel costs; competitive pricing pressures; developing new and innovative products at a competitive price, in legal compliance; maintaining product quality and service standards; outages or breaches of technology systems; competitor activity; product liability, warranty and other claims risks; increased costs of legal and regulatory compliance; having to record an impairment to the value of goodwill and other assets; international business risks; attracting and retaining key contributors; and weather and catastrophic event risks.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2016. Forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.

About Brunswick

Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Lankhorst Taselaar, Payne’s Marine and BLA parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	September 30, 2017	October 1, 2016	% Change
Net sales	$1,141.5	$1,093.0	4%
Cost of sales	828.2	783.3	6%
Selling, general and administrative expense	159.3	150.3	6%
Research and development expense	35.5	34.5	3%
Restructuring, exit and integration charges	6.8	2.4	NM
Operating earnings	111.7	122.5	-9%
Equity earnings	1.5	1.4	7%
Other income, net	1.5	0.8	88%
Earnings before interest and income taxes	114.7	124.7	-8%
Interest expense	(6.6)	(7.0)	-6%
Interest income	0.9	0.4	NM
Earnings before income taxes	109.0	118.1	-8%
Income tax provision	30.0	32.8	-9%
Net earnings from continuing operations	79.0	85.3	-7%

Net earnings from discontinued operations, net of tax	—	0.1	NM

Net earnings	$79.0	$85.4	-7%

Earnings per common share:
Basic
Earnings from continuing operations	$0.89	$0.94
Earnings from discontinued operations	—	0.00
Net earnings	$0.89	$0.94	-5%

Diluted
Earnings from continuing operations	$0.88	$0.93
Earnings from discontinued operations	—	0.00
Net earnings	$0.88	$0.93	-5%

Weighted average shares used for computation of:
Basic earnings per common share	89.1	91.1
Diluted earnings per common share	89.8	91.9

Effective tax rate from continuing operations	27.5%	27.8%

Reconciliations
Continuing Operations:
Operating earnings	$111.7	$122.5	-9%
Restructuring, exit and integration charges	6.8	2.4	NM
Adjusted operating earnings	$118.5	$124.9	-5%

Earnings before income taxes	$109.0	$118.1	-8%
Restructuring, exit and integration charges	6.8	2.4	NM
Adjusted pretax earnings	$115.8	$120.5	-4%

Earnings per common share:
Earnings from continuing operations	$0.88	$0.93
Restructuring, exit and integration charges	0.04	0.02
Special tax items	(0.01)	(0.04)
Diluted earnings from continuing operations, as adjusted	$0.91	$0.91	0%
NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Nine Months Ended
	September 30, 2017	October 1, 2016	% Change
Net sales	$3,653.8	$3,405.5	7%
Cost of sales	2,671.5	2,460.4	9%
Selling, general and administrative expense	476.7	451.7	6%
Research and development expense	108.6	104.2	4%
Restructuring, exit and integration charges	27.7	8.8	NM
Operating earnings	369.3	380.4	-3%
Equity earnings	5.2	3.2	63%
Other income, net	6.0	1.7	NM
Earnings before interest and income taxes	380.5	385.3	-1%
Interest expense	(19.9)	(20.8)	-4%
Interest income	1.8	1.2	50%
Earnings before income taxes	362.4	365.7	-1%
Income tax provision	99.1	109.1	-9%
Net earnings from continuing operations	263.3	256.6	3%

Net earnings from discontinued operations, net of tax	—	1.7	NM

Net earnings	$263.3	$258.3	2%

Earnings per common share:
Basic
Earnings from continuing operations	$2.94	$2.80
Earnings from discontinued operations	—	0.02
Net earnings	$2.94	$2.82	4%

Diluted
Earnings from continuing operations	$2.91	$2.78
Earnings from discontinued operations	—	0.02
Net earnings	$2.91	$2.80	4%

Weighted average shares used for computation of:
Basic earnings per common share	89.7	91.5
Diluted earnings per common share	90.5	92.4

Effective tax rate from continuing operations	27.3%	29.8%

Reconciliations
Continuing Operations:
Operating earnings	$369.3	$380.4	-3%
Restructuring, exit and integration charges	27.7	8.8	NM
Adjusted operating earnings	$397.0	$389.2	2%

Earnings before income taxes	$362.4	$365.7	-1%
Restructuring, exit and integration charges	27.7	8.8	NM
Adjusted pretax earnings	$390.1	$374.5	4%

Earnings per common share:
Earnings from continuing operations	$2.91	$2.78
Restructuring, exit and integration charges	0.21	0.06
Special tax items	(0.01)	(0.04)
Diluted earnings from continuing operations, as adjusted	$3.11	$2.80	11%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	Sep 30, 2017	Oct 1, 2016	% Change	Sep 30, 2017	Oct 1, 2016	% Change	Sep 30, 2017	Oct 1, 2016
Marine Engine	$669.2	$625.7	7%	$115.2	$109.5	5%	17.2%	17.5%
Boat	309.3	307.0	1%	0.1	6.8	-99%	0.0%	2.2%
Marine eliminations	(79.8)	(77.3)	3%	—	—
Total Marine	898.7	855.4	5%	115.3	116.3	-1%	12.8%	13.6%

Fitness	242.8	237.6	2%	19.4	29.1	-33%	8.0%	12.2%
Pension costs	—	—		(2.3)	(3.6)	36%
Corporate/Other	—	—		(20.7)	(19.3)	-7%
Total	$1,141.5	$1,093.0	4%	$111.7	$122.5	-9%	9.8%	11.2%

	Nine Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	Sep 30, 2017	Oct 1, 2016	% Change	Sep 30, 2017	Oct 1, 2016	% Change	Sep 30, 2017	Oct 1, 2016
Marine Engine	$2,067.2	$1,940.9	7%	$351.9	$326.8	8%	17.0%	16.8%
Boat	1,104.1	1,011.9	9%	28.0	45.9	-39%	2.5%	4.5%
Marine eliminations	(246.4)	(233.0)	6%	—	—
Total Marine	2,924.9	2,719.8	8%	379.9	372.7	2%	13.0%	13.7%

Fitness	728.9	685.7	6%	56.2	73.3	-23%	7.7%	10.7%
Pension costs	—	—		(7.0)	(11.0)	36%
Corporate/Other	—	—		(59.8)	(54.6)	-10%
Total	$3,653.8	$3,405.5	7%	$369.3	$380.4	-3%	10.1%	11.2%

(1) Operating earnings for the three months ended September 30, 2017, includes $6.8 million of pretax restructuring, exit and integration charges in the Fitness segment. Operating earnings for the nine months ended September 30, 2017, includes $27.7 million of pretax restructuring, exit and integration charges consisting of $13.7 million in the Fitness segment, $11.6 million in the Boat segment, and $2.4 million in Corporate/Other. Operating earnings for the three months and nine months ended October 1, 2016, includes $2.4 million and $8.8 million, respectively, of pretax restructuring, exit and integration charges in the Fitness segment.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	September 30, 2017	December 31, 2016	October 1, 2016
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$391.1	$422.4	$437.2
Restricted cash	10.7	11.2	12.7
Short-term investments in marketable securities	0.8	35.8	0.8
Total cash and short-term investments in marketable securities	402.6	469.4	450.7
Accounts and notes receivable, net	476.4	417.3	454.6
Inventories
Finished goods	530.5	502.7	476.3
Work-in-process	126.7	91.1	102.7
Raw materials	191.4	168.3	176.0
Net inventories	848.6	762.1	755.0
Prepaid expenses and other	49.1	39.7	38.5
Current assets	1,776.7	1,688.5	1,698.8

Net property	706.4	645.3	596.7

Other assets
Goodwill	426.3	413.8	413.0
Other intangibles, net	165.5	164.8	164.1
Equity investments	21.7	20.7	16.3
Deferred income tax asset	256.1	307.8	304.8
Other long-term assets	46.5	43.8	47.5
Other assets	916.1	950.9	945.7

Total assets	$3,399.2	$3,284.7	$3,241.2

Liabilities and shareholders’ equity
Current liabilities
Current maturities of long-term debt	$4.2	$5.9	$4.2
Accounts payable	397.3	392.7	364.0
Accrued expenses	578.6	566.3	549.5
Current liabilities	980.1	964.9	917.7

Debt	437.6	436.5	448.0
Other long-term liabilities	411.4	443.2	440.8
Shareholders’ equity	1,570.1	1,440.1	1,434.7
Total liabilities and shareholders’ equity	$3,399.2	$3,284.7	$3,241.2

Supplemental Information
Debt-to-capitalization rate	22.0%	23.5%	24.0%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Nine Months Ended
	September 30, 2017	October 1, 2016
Cash flows from operating activities
Net earnings	$263.3	$258.3
Less: earnings from discontinued operations, net of tax	—	1.7
Net earnings from continuing operations	263.3	256.6
Depreciation and amortization	83.2	77.0
Pension funding, net of expense	(51.0)	(61.7)
Deferred income taxes	50.0	74.6
Equity in earnings of unconsolidated affiliates	(5.2)	(3.2)
Changes in certain current assets and current liabilities	(100.6)	(66.5)
Income taxes	(16.5)	7.1
Other, net	31.9	9.3
Net cash provided by operating activities of continuing operations*	255.1	293.2
Net cash used for operating activities of discontinued operations	(0.3)	(3.3)
Net cash provided by operating activities*	254.8	289.9

Cash flows from investing activities
Capital expenditures	(153.4)	(131.9)
Sales or maturities of marketable securities	35.0	10.7
Investments	4.5	9.8
Acquisition of businesses, net of cash acquired	(15.5)	(269.5)
Proceeds from the sale of property, plant and equipment	8.0	1.7
Other, net	(0.5)	1.3
Net cash used for investing activities	(121.9)	(377.9)

Cash flows from financing activities
Net proceeds from issuances of long-term debt	—	0.8
Payments of long-term debt including current maturities	(1.3)	(0.3)
Common stock repurchases	(120.0)	(90.3)
Cash dividends paid	(44.0)	(40.7)
Proceeds from share-based compensation activity	6.1	12.5
Tax withholding associated with shares issued for share-based compensation	(14.5)	(18.4)
Other, net	—	(1.3)
Net cash used for financing activities*	(173.7)	(137.7)

Effect of exchange rate changes	9.0	5.6
Net decrease in Cash and cash equivalents and Restricted cash	(31.8)	(220.1)
Cash and cash equivalents and Restricted cash at beginning of period	433.6	670.0

Cash and cash equivalents and Restricted cash at end of period	401.8	449.9
Less: Restricted cash	10.7	12.7
Cash and cash equivalents at end of period	$391.1	$437.2

Reconciliation
Free Cash Flow
Net cash provided by operating activities of continuing operations*	$255.1	$293.2

Net cash provided by (used for):
Capital expenditures	(153.4)	(131.9)
Proceeds from the sale of property, plant and equipment	8.0	1.7
Effect of exchange rate changes	9.0	5.6
Total free cash flow*	$118.7	$168.6

* As a result of adopting new accounting guidance, both years include amounts related to net excess tax benefits or deficiencies resulting from share-based compensation activity.